UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2009
Proxy Statement and
Annual Meeting Notice

Otter Tail Corporation
Annual Meeting of Shareholders

Monday, April 20, 2009

10 a.m., CDT

Bigwood Event Center

921 Western Avenue
(Highway 210 West and Interstate 94)
Fergus Falls, Minnesota

Coffee will be served at 9:15 a.m., and lunch will follow the meeting. No reservation is necessary.

Please present your admission ticket,
which is attached to your proxy.

Contact Shareholder
Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

March 9, 2009

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 20, 2009.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Ms. Karen M. Bohn, Mr. Edward J. McIntyre and Ms. Joyce Nelson Schuette for three-year terms on the Board of Directors.

Shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares. You may vote your shares on the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided with your proxy card. Of course, you may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.

For those shareholders who have not consented to electronic delivery of proxy materials, I have enclosed a copy of Otter Tail Corporation’s 2008 Annual Report.

Sincerely,

John C. MacFarlane
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, on Monday, April 20, 2009, at 10:00 a.m. to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2009.

3.	To transact such other business as may properly be brought before the meeting.

March 9, 2009
GEORGE A. KOECK

Corporate Secretary and General Counsel

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the enclosed proxy card. Or sign, date, and return the proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.

Shareholders who are currently receiving a paper copy of the Proxy Statement and Annual Report can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259, or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 20, 2009

The Proxy Statement, form of Proxy and Annual Report, including Otter Tail Corporation’s Annual Report on Form 10-K are available online at http://www.ottertail.com/investors/annual.cfm.

Proxy Statement Questions and Answers

1.	Q:	Why am I receiving these materials?
	A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 20, 2009. As a shareholder you are invited to attend the annual meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were first sent to shareholders on or about March 9, 2009.

2.	Q:	Who is entitled to vote at the annual meeting?
	A:	Only common shareholders of record at the close of business on February 13, 2009 are entitled to vote at the annual meeting. As of the record date, 35,408,233 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q:	What issues may I vote on at the annual meeting?
	A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and (3) on any other business that is properly brought before the meeting.

4.	Q:	How do I vote my shares?
	A:	You may vote either in person at the annual meeting or by granting a proxy. If you desire to grant a proxy, then you have three voting options:
• by telephone
• by Internet
• by proxy card

If you intend to vote by proxy, please refer to the instructions included on your proxy card. Voting by proxy will not affect your right to vote your shares if you attend the annual meeting and desire to vote in person.

5.	Q:	May I change my vote?
	A:	You have the right to revoke your proxy any time before the annual meeting by:
• providing written notice to an officer of Otter Tail Corporation and voting in person at the annual meeting;
• submitting another proper proxy by telephone or the Internet; or
• submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q:	How are the votes counted?
	A:	In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Shares voted as abstentions on any matter (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the election of Directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q:	Where and when will I be able to find the results of the voting?
	A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in its quarterly report on Form 10-Q for the quarter ending June 30, 2009 to be filed with the Securities and Exchange Commission (“SEC”). You may also find the results on our website www.ottertail.com.

8.	Q:	Who bears the cost of soliciting votes for the annual meeting?
	A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares

The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 13, 2009, are as follows:

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	3,406,499 shs.[1]	9.6%

(1)	According to Schedule 13D dated January 21, 2009, the common shares owned by Cascade Investment, L.L.C. (“Cascade”) as of January 21, 2009 are deemed to be owned beneficially by William H. Gates, III, as the sole member of Cascade. Michael Larson, the business manager of Cascade, has voting and investment power with respect to the common shares held by Cascade.

Election of Directors

The Board of Directors of Otter Tail Corporation is comprised of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Ms. Karen M. Bohn, Mr. Edward J. McIntyre and Ms. Joyce Nelson Schuette expire at the time of the 2009 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Ms. Bohn, Mr. McIntyre and Ms. Schuette for election to serve a three-year term ending at the time of the Annual Meeting of Shareholders in 2012.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve, or for good reason will not serve, which is a contingency not now anticipated.

Brief biographies of the Director nominees and of the continuing Directors are found below. These biographies include the ages of the Directors (as of the 2009 Annual Meeting of Shareholders) and outlines of their business experiences. Each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. John D. Erickson and Mr. John C. MacFarlane, all of the Directors and Director nominees are independent (as defined by the NASDAQ Listing Standards). Mr. Charles S. MacFarlane, President, Otter Tail Power Company, is the son of Mr. J. MacFarlane.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Principal Occupation	Age	Director Since
Nominees for election for three year terms expiring in April 2012:

Karen M. Bohn	President Galeo Group, LLC (management consulting firm) Edina, Minnesota Director, Gander Mountain Company Ms. Bohn serves on the Audit, Corporate Governance, and Executive Committees.	55	2003

Edward J. McIntyre	Retired Vice President and Chief Financial Officer Xcel Energy, Inc. (energy company) White Salmon, Washington	58	2006
	Mr. McIntyre serves on the Audit and Compensation Committees.

Joyce Nelson Schuette	Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Walker, Minnesota Ms. Schuette serves on the Compensation and Corporate Governance Committees.	58	2006

Directors with terms expiring in April 2011:

John D. Erickson	President & CEO Otter Tail Corporation Fergus Falls, Minnesota Mr. Erickson serves on no Committees.	50	2007

Nathan I. Partain	President and Chief Investment Officer Duff and Phelps Investment Management Co. Chicago, Illinois	52	1993
	President, Chief Executive Officer and Chief Investment Officer DNP Select Income Fund, Inc. (closed-end utility income fund)
	Director, DNP Select Income Fund Inc. Director, DTF Tax-Free Income Inc. Director, Duff & Phelps Utility and Corporate Bond Trust Inc.
	Mr. Partain serves on the Audit, Compensation, and Executive Committees.

James B. Stake	Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Edina, Minnesota	56	2008
	Director, C. H. Robinson Worldwide, Inc.
	Mr. Stake serves on the Audit and Compensation Committees.

Name	Principal Occupation	Age	Director Since
Directors with terms expiring in April 2010:

Arvid R. Liebe	Retired President Liebe Drug, Inc. (retail business) Owner Liebe Farms, Inc. Milbank, South Dakota	67	1995
	Mr. Liebe serves on the Compensation, Corporate Governance, and Executive Committees.

John C. MacFarlane	Chairman of the Board Retired Chief Executive Officer and President Otter Tail Corporation Fergus Falls, Minnesota	69	1983
	Mr. MacFarlane serves on the Executive Committee.

Gary J. Spies	Chairman Service Food, Inc. (retail business) Fergus Falls, Minnesota	67	2001
	Vice President Fergus Falls Development Company, Midwest Regional Development Company, LLC (land and housing development) Fergus Falls, Minnesota
	Mr. Spies serves on the Audit and Corporate Governance Committees.

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and the Board of Directors.

The full Board of Directors held a total of nine regularly scheduled and special meetings in 2008. The Board of Directors also held a planning retreat with senior management. During 2008, the Board of Directors met in executive session without management at each meeting and the retreat. It also met without Chairman Mr. J. MacFarlane present at certain meetings. Each Director attended at least 75% of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each Director attended the Annual Meeting of Shareholders in 2008. Although Otter Tail Corporation does not have a formal policy, it is expected that its Directors and executive officers will attend the Annual Meeting of Shareholders in 2009.

Audit Committee
The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. This committee is composed of five members of the Board of Directors who, for 2008, were Ms. Bohn, Mr. McIntyre, Mr. Nathan Partain (Chair), Mr. Gary J. Spies and Mr. James B. Stake. All committee members are independent Directors (as defined by the NASDAQ Listing Standards). The Board of Directors has determined that Mr. McIntyre and Mr. Partain meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. During the course of 2008 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held five meetings in 2008. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 22. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee
The Compensation Committee reviews, recommends, and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and certain executive officers and it develops, evaluates, and recommends for approval all equity based compensation plans of Otter Tail Corporation. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, and the Executive Annual Incentive Plan. Working with an outside compensation consultant retained by it, and subject to approval by the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer, and certain other executive officers. This committee is composed of five members of the Board of Directors who, for 2008, were Mr. Arvid Liebe (Chair), Mr. McIntyre, Mr. Partain, Ms. Schuette and Mr. Stake, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Compensation Committee held four meetings in 2008. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 9 and the Report of Compensation Committee on page 14. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee
The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director committee assignments, and recommends actions necessary for the proper governance of Otter Tail Corporation, and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

The Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with a wide variety of business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. Otter Tail Corporation has successfully obtained highly qualified candidates for Directors without utilizing a paid outside consultant. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 496, Fergus Falls, Minnesota 56538-0496. The Corporate Governance Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the shareholder must give written notice to the Secretary of Otter Tail Corporation. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of four members of the Board of Directors who, for 2008, were Ms. Bohn (Chair), Mr. Liebe, Ms. Schuette, and Mr. Spies, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Corporate Governance Committee held three meetings in 2008. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Executive Committee
The Executive Committee exercises certain powers of the Board of Directors between normally scheduled Board of Directors meetings and performs such duties as the Board of Directors may assign to it. The Executive Committee is composed of four members of the Board of Directors who, for 2008, were Ms. Bohn, Mr. Liebe, Mr. J. MacFarlane, and Mr. Partain (Chair). The Executive Committee did not meet in 2008.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or the appropriate committee or Director.

Director Compensation

Compensation for non-employee Directors is described below. Mr. Erickson does not receive Director compensation for his service as a member of the Board of Directors.

In 2007 the Compensation Committee retained Towers Perrin to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation. Towers Perrin utilized data from a general industry compensation survey performed by it. From that group it established a market median for compensation in the categories of retainers, committee chair retainers, meeting and committee fees, and equity compensation. Towers Perrin made recommendations to the Compensation Committee that would place Director compensation at or near market median for Director compensation. Towers Perrin also presented to the Committee information on compensation structure. Based in part on the information provided by Towers Perrin the Compensation Committee determined to utilize a simple retainer structure for Director compensation and set overall compensation near median for comparable companies in general industry.

Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $84,000. Each committee chair receives an additional retainer of $7,000 per year. Directors do not receive a meeting fee for attending either committee or Board of Director meetings. In addition, non-employee Directors receive actual expense reimbursement or a $100 travel allowance if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.

Each non-employee Director receives an annual grant of restricted stock, which in 2008 was 2,500 shares granted under the terms of the 1999 Stock Incentive Plan. The shares of restricted stock, which were granted on the date of the annual meeting, vest over a period of four years, at the rate of 25% per year, and are eligible for full dividend and voting rights.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold 4,000 shares of Otter Tail Corporation stock to be obtained within five years of beginning service on the Board of Directors.

Director Compensation Table
The following table provides summary compensation information for each Director with the exception of Mr. Erickson for the year ending December 31, 2008.

	Fees Earned or
Name	Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
John C. MacFarlane[4]	82,500	59,498	141,998
Karen M. Bohn[5]	67,000	59,498	126,498
Dennis R. Emmen[6]	19,000	46,003	65,003
John D. Erickson[7]	—	—	—
Arvid R. Liebe[8]	67,000	59,498	126,498
Edward J. McIntyre	61,500	48,746	110,246
Nathan I. Partain[9]	75,500	59,498	134,998
Joyce Nelson Schuette	60,000	48,746	108,746
Gary J. Spies[10]	60,000	59,498	119,498
James B. Stake	46,500	16,568	63,068

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer, committee chair retainer and meeting fees for each Board of Directors and committee meeting attended. Meeting fees were discontinued beginning in April 2008.

(2)	Represents the expense recognized by Otter Tail Corporation for 2008 related to restricted stock awards granted to non-employee Directors in the years 2004 through 2008 determined in accordance with Financial Accounting Standard No. 123R (FAS 123R), using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2008. The grant-date fair value of the restricted stock award for the 2,500 shares granted on April 14, 2008 was $88,362.50. In accordance with FAS 123R, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price of Otter Tail Corporation common shares on the date of the grant ($35.345).

(3)	The number of shares of restricted stock and stock options held by each non-employee Director at fiscal year end is as follows (restricted/options): Mr. J. MacFarlane 5,350 / 150,000; Ms. Bohn 5,350 / 0; Mr. Liebe 5,350 / 2,000; Mr. McIntyre 5,025 / 0; Mr. Partain 5,350 / 4,000; Ms. Schuette 5,025 / 0; Mr. Spies 5,350 / 2,000; and Mr. Stake 2,500 / 0. No compensation expense was recognized in 2008 related to stock options held by non-employee Directors.

(4)	Mr. J. MacFarlane is Chairman of the Board. Mr. J. MacFarlane donates 100% of his retainer to charity.

(5)	Ms. Bohn is Chair of the Corporate Governance Committee.

(6)	Mr. Emmen retired from the Board effective April 14, 2008.

(7)	Mr. Erickson does not receive Director compensation for his service as a member of the Board of Directors.

(8)	Mr. Liebe is Chair of the Compensation Committee.

(9)	Mr. Partain is Chair of the Audit Committee and Executive Committee.

(10)	Mr. Spies defers both retainer and fees, and receives them in stock units.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by Directors and the executive officers named in the Summary Compensation Table, as well as the number of shares owned by Directors and executive officers of Otter Tail Corporation as a group as of December 31, 2008:

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership[1,2]		Class
Karen M. Bohn	9,350
John D. Erickson	183,770	[3]
George A. Koeck	13,212
Arvid R. Liebe	13,665
Charles S. MacFarlane	50,221	[4]
John C. MacFarlane	224,974	[5]
Edward J. McIntyre	7,348
Lauris N. Molbert	46,501	[6]
Kevin G. Moug	29,675	[7]
Nathan I. Partain	19,502	[8]
Joyce Nelson Schuette	7,038
Gary J. Spies	31,373	[9]
James B. Stake	2,575
All Directors and executive officers as a group	639,204		1.8%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2008. No Director or executive officer beneficially owns more than 1% of the total outstanding common shares as of December 31, 2008. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2008.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s Employee Stock Ownership Plan for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Erickson, 4,982 shares; Mr. Koeck, 756 shares; Mr. C. MacFarlane, 908 shares; Mr. J. MacFarlane, 22,407 shares; Mr. Molbert, 223 shares; Mr. Moug, 206 shares; and all Directors and executive officers as a group, 29,482 shares.

Includes the following common shares subject to options exercisable within 60 days of December 31, 2008: Mr. Erickson, 95,000 shares; Mr. Liebe, 2,000 shares; Mr. C. MacFarlane, 16,000 shares; Mr. J. MacFarlane, 150,000 shares; Mr. Partain, 4,000 shares; Mr. Spies, 2,000 shares; and all Directors and executive officers as a group, 269,000 shares.

(3)	Includes 2,510 shares owned jointly with Mr. Erickson’s wife as to which he shares voting and investment power.

(4)	Includes 585 shares owned by Mr. C. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(5)	Includes 29,399 shares owned jointly with Mr. J. MacFarlane’s wife as to which he shares voting and investment power.

(6)	Includes 36,528 shares owned jointly with Mr. Molbert’s wife as to which he shares voting and investment power.

(7)	Includes 886 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 226 shares owned by Mr. Moug’s minor children as to which he, as custodian, has voting and investment power.

(8)	Includes 1,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(9)	Includes 1,000 shares owned jointly with Mr. Spies’ wife as to which he shares voting and investment power.

No Director or executive officer of Otter Tail Corporation owned beneficially, directly, or indirectly, on December 31, 2008 any shares of any series of cumulative preferred shares of Otter Tail Corporation.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2008, its Directors and executive officers complied with all Section 16(a) filing requirements.

Compensation Discussion and Analysis

Purpose and Philosophy
The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Otter Tail Corporation’s executive compensation program for the four principal executive officers: Mr. Erickson, Chief Executive Officer and President; Mr. Molbert, Chief Operating Officer and Executive Vice President; Mr. Moug, Chief Financial Officer; and Mr. Koeck, General Counsel and Corporate Secretary (referred to in this CD&A as the “executive officers”) and recommending it to the Board of Directors. Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 15. The fifth individual found in the Summary Compensation Table and the related tables is Mr. C. MacFarlane, President, Otter Tail Power Company, which is a division of Otter Tail Corporation. Compensation for Mr. C. MacFarlane is determined by Mr. Molbert, the Chief Operating Officer of Otter Tail Corporation, to whom he reports. Mr. C. MacFarlane’s compensation is discussed separately.

The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers. Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement income, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure amongst the executive officers. Health, dental, vacation, and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

Total direct compensation which includes base pay, annual cash incentive and stock-based long-term incentive is measured against similarly sized organizations (based on revenue) in the general industry and utility sectors. Otter Tail Corporation targets total direct compensation for each executive officer near median for similarly sized organizations in the general industry and utility sectors. The mix of pay (base pay, annual cash incentive and long-term incentive) is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both annual cash incentive and long-term incentive are performance based.

In 2007, the Compensation Committee retained Towers Perrin to prepare market-based compensation data comparing compensation information for the executive officers of Otter Tail Corporation with that for executive officers of companies of comparable size in the general industry and utility sectors. Towers Perrin utilized data from a general industry compensation survey they performed. The survey had 584 participants from a wide variety of industries. The companies included in the utility sector were drawn from the Towers Perrin general industry compensation survey and included all 87 of the utility companies participating in the survey. From the survey data Towers Perrin completed a regression analysis to account for Otter Tail Corporation’s size as measured by revenue. This data was utilized by Towers Perrin in establishing market medians for each executive officer related to base pay, annual cash incentive, and stock-based long-term incentive. Because of the diverse nature of Otter Tail Corporation’s operating companies, the Compensation Committee benchmarked against both the general industry and the utility sector data in making its decisions. In addition to market data, the Compensation Committee considers individual performance, historical compensation, internal equity with other officers and the broader work force, and regional considerations.

Management has a role in the compensation process. The Vice President of Human Resources and Mr. Erickson make compensation recommendations for Mr. Molbert, Mr. Moug, and Mr. Koeck, which the Committee may, but is not required to, consider. Management does not make an initial recommendation on Mr. Erickson’s compensation.

In 2008, the Compensation Committee set base pay and annual cash incentive for each executive officer based upon the market data provided to it by Towers Perrin in May 2007, and other factors including individual performance, historical compensation, internal equity, and regional considerations.

Base Pay
Base pay is a traditional element of compensation provided almost universally by corporations. Base pay for each executive officer is set after considering market data for similar jobs in the general industry and utility sectors as provided by the Compensation Committee’s independent consultant. The Compensation Committee also considers the level of compensation at risk for the executive officer in Otter Tail Corporation’s Executive Annual Incentive Plan. In 2008, base pay was increased for each executive officer, however, all four executive officers remain below the market median for general industry. In addition to the factors discussed above, this deviation from market reflects the Compensation Committee’s belief in pay at risk.

Annual Cash Incentive
The Otter Tail Corporation Executive Annual Incentive Plan provides financial incentives to the executive officers for achieving Otter Tail Corporation annual performance targets. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial performance of Otter Tail Corporation for that year. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target annual cash incentive for each executive officer is measured against the market data provided by Towers Perrin. The target annual cash incentive is greater for Mr. Erickson and Mr. Molbert in recognition of their primary responsibility of delivering solid financial results for Otter Tail Corporation and to correlate highly with the philosophy of pay for performance. To place more of the total compensation at risk in accordance with this philosophy, a higher percentage of total targeted compensation is paid through incentive compensation. As a result, the targeted annual cash incentive percentage for 2008 was above the market median for each executive officer and ranged from 50% of base pay to 95% of base pay. When combining base pay with targeted annual cash incentive, the executive officers were still below the market median for targeted cash compensation; ranging from a low of 60% (Mr. Erickson) of general industry market median to a high of 90% of general industry market median. This deviation is due, in part, to the deference given to the utility sector market data provided by Towers Perrin, which is somewhat lower overall; and, in Mr. Erickson’s case, due to his preference for compensation closer to that of the other executive officers.

The financial targets for annual cash incentive are premised upon the executive officers delivering on their financial performance commitments to Otter Tail Corporation as reflected in part, in the annual budget approved by the Board of Directors. Before setting targets, the Compensation Committee takes into consideration whether the budget of Otter Tail Corporation reflects appropriate financial performance within the utility sector. In 2008 it compared return on equity (“ROE”) as budgeted at Otter Tail Corporation with ROE performance within the utility sector as found in several publicly available sources. The Compensation Committee set the target for ROE at 11% which was within the median range found in the utility sector. The Compensation Committee set the target for corporate earnings per share at $1.96 and cash flow from operations at $90,000,000. These financial targets derived from budget and compared to utility sector performance, provide a good benchmark for targeted performance for the annual cash incentive plan. The threshold performance level is set so as to make it achievable in most years, reflecting the fact that a significant portion of compensation is at risk. The target performance level for 2008 was set to promote solid performance. The maximum performance level is set high to reward only exceptional performance. The financial targets for annual cash incentive are divided into three components as follows:

1.	Corporate earnings per share. Each executive officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted earnings per share. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the minimum performance level, and additional increments for performance above the target. For corporate earnings per share the threshold was $1.78, the target was $1.96 and the maximum was $2.18. Otter Tail Corporation was below the threshold performance level for earnings per share in 2008.

2.	Corporate return on equity. Each officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted return on equity. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the minimum performance level, and additional increments for performance above the target. For corporate ROE the threshold was 9.5%, the target was 11% and the maximum was 13%. Otter Tail Corporation was below the threshold performance level for return on equity in 2008.

3.	Cash flow from operations. Each officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted cash flow from operations. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the minimum performance level and additional increments for performance above the target. For cash flow from operations the threshold was $75,000,000, the target was $90,000,000 and the maximum was $105,000,000. Otter Tail Corporation exceeded the threshold performance level for cash flow from operations in 2008. The executive officers recommended that no annual cash incentives be awarded for 2008. The Compensation Committee determined that annual cash incentives would not be awarded.

The Compensation Committee has discretion over the treatment of extraordinary gains, write offs or other events in determining the amount of incentive bonus to be paid. After recommendation by the executive officers that annual cash incentives not be paid for 2008, the Compensation Committee determined that the executive officers would not be awarded annual cash incentives for 2008.

Long-Term Incentives
Long-term incentive compensation for executive officers consists of performance share awards and restricted stock awards granted by the Compensation Committee under Otter Tail Corporation’s 1999 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways. First, the number of shares awarded to the executive officers is based upon total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three year period beginning on the first day of the year in which the grant is awarded. The EEI Index provides total shareholder returns for 58 shareholder owned electric utilities. Second, the value of the shares awarded increases or decreases with value provided to shareholders.

The restricted stock awards are also designed to align the interest of the executive officers with that of shareholders. It does so by rewarding continuity of service of the executive officers since the restricted stock awards vest over a period of 4 years and unvested, restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increase or decrease with the value provided to shareholders.

The targeted long-term incentive for each executive officer was set with reference to the market median for similarly sized companies in the general industry and utility sectors as determined by the Compensation Committee’s outside consultant. The long-term incentive awards at target for the executive officers, with the exception of Mr. Erickson, were set near the mid-point of a range determined by averaging the values for the general industry and the utility sectors. The long-term incentive award for Mr. Erickson was set significantly below this mid-point due primarily to his request. The Compensation Committee determined to split the long-term incentive with 75% of value delivered through performance shares and 25% of value delivered through restricted stock.

The performance shares were granted on April 14, 2008. Whether the performance shares become payable is based upon the total shareholder return of Otter Tail Corporation as compared to the total shareholder return of the companies that comprise the EEI Index over a three year period. For the grant awarded in 2008 the three year period is from January 1, 2008 through December 31, 2010. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common stock. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends reinvested. The actual payment of common shares may range from zero to 200% of the target amount and will be paid in 2011. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the EEI Index over the three year period. The threshold performance level is set at the 25th percentile and the maximum performance level is set at the 85th percentile. Otter Tail Corporation believes the target is appropriate as it is indicative of performance consistent with the sector over the three year measurement period. Stronger than sector performance is awarded with additional shares. Weaker than sector performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, will be paid in common shares of Otter Tail Corporation.

The shares of restricted stock were granted on April 14, 2008. The shares vest at a rate of 25% per year over a four year period with the first quarter vesting on April 8, 2009 and the remaining quarters on the same date in 2010, 2011 and 2012. Upon the grant date the executive officers are eligible for full dividend and voting rights.

Other Benefits
The executive officers and Mr. C. MacFarlane receive health, dental, life, vacation and other benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Compensation for Charles S. MacFarlane
Compensation for Mr. C. MacFarlane is set by Mr. Molbert in his role as Mr. C. MacFarlane’s supervisor. The components of Mr. C. MacFarlane’s compensation consist of base pay, annual cash incentive, stock-based long-term incentive, retirement income, and competitive health, dental and other benefits.

Mr. C. MacFarlane’s compensation (including base salary, short and long-term incentive) is determined based upon several factors, including (1) market median compensation for similar positions at similarly sized companies in the utility sector; (2) job complexity; (3) tenure; and (4) internal compensation equities with incumbent employees.

Consistent with the philosophy of Otter Tail Corporation, Mr. C. MacFarlane’s annual cash incentive is designed to place a significant portion of his annual cash compensation “at risk” depending upon the financial performance of Otter Tail Power Company for that year. The targeted annual cash incentive percentage for Mr. C. MacFarlane is 60% of base pay. The targets for annual cash incentive for Mr. C. MacFarlane are designed to reward Mr. C. MacFarlane for providing demonstrated leadership, achieving budgeted financial returns and meeting non-financial goals at Otter Tail Power Company. The three components measured in determining annual cash incentive are utility return on equity, utility return on invested capital and individual performance. Individual performance is measured by Mr. Molbert and is based upon Mr. C. MacFarlane’s performance against key performance indicators, including safety, customer satisfaction, plant availability, system reliability, strategy development and implementation, and personal goals. Mr. Molbert has discretion to vary positively or negatively from the results dictated by performance. The financial targets for utility return on equity and utility return on invested capital are based upon meeting the financial goals of Otter Tail Power Company as determined in the Otter Tail Power Company budgeting process with Otter Tail Corporation.

The annual cash incentive targets for Mr. C. MacFarlane are divided into three components:

1.	Utility Return on Equity. Mr. C. MacFarlane receives 30% of the total target payout if Otter Tail Power Company achieves targeted utility return on equity. The target for utility return on equity was 9.55%. Otter Tail Power Company achieved the targeted performance level in 2008.

2.	Utility Return on Invested Capital. Mr. C. MacFarlane receives 30% of his total target payout if Otter Tail Power Company achieves the targeted utility return on invested capital. The target for utility return on invested capital was 8.5%. Otter Tail Power Company did not achieve the targeted performance level in 2008.

3.	Individual Performance. Mr. C. MacFarlane receives 40% of his total targeted payout based upon his individual performance. Mr. C. MacFarlane achieved the targeted payout as determined by Mr. Molbert’s evaluation of Mr. C. MacFarlane’s performance in 2008.

Mr. C. MacFarlane receives long-term incentive compensation in the form of restricted stock units granted by the Compensation Committee under the Otter Tail Corporation 1999 Stock Incentive Plan. The restricted stock units, which were granted on the date of the 2008 Annual Meeting of Shareholders vest into Otter Tail Corporation common shares in their entirety on April 8, 2012, provided Mr. C. MacFarlane is employed by Otter Tail Power Company on that date. Until the restricted stock units vest into Otter Tail Corporation common shares, Mr. C. MacFarlane has no dividend or voting rights.

Stock Ownership Guidelines
Otter Tail Corporation has established stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines are as follows: Mr. Erickson, 70,000 shares; Mr. Molbert, 35,000 shares; Mr. Moug, 20,000 shares; and Mr. Koeck, 10,000 shares. Stock options are not considered as shares counting towards the ownership guidelines. The executive officers meet the guidelines.

Retirement Income and Deferred Compensation
Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that this long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The executive officers and Mr. C. MacFarlane, participate in the plans related to retirement income and deferred compensation.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table.

The executive officers and Mr. C. MacFarlane, may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant.

One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and it is not at risk for individual investment returns.

Otter Tail Corporation provides a 401(k) retirement savings plan which the employees of Otter Tail Corporation, including the executive officers and Mr. C MacFarlane, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. The participation of the executive officers is on precisely the same terms as other participants in the plan.

Severance Benefits
Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 20.

Otter Tail Corporation has also entered into executive employment agreements with the executive officers, but not with Mr. C. MacFarlane. These agreements have been entered into by Otter Tail Corporation to clearly define the obligations of Otter Tail Corporation and the benefits to the executive officer upon termination from employment. These agreements are more fully described in the tabular disclosure in this Proxy Statement found at page 21.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. It is the Compensation Committee’s policy to take reasonable steps to preserve this tax deduction.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of five independent directors as defined by the NASDAQ Listing Standards, and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

Arvid R. Liebe, Chair
Edward J. McIntyre
Nathan I. Partain
Joyce Nelson Schuette
James B. Stake

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table
The table below contains information about compensation for the last three fiscal years paid to the individuals who served as Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2008 (“Named Executive Officers”).

Summary Compensation Table

							Change in
							Pension Value &
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name &			Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	Salary ($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)
John D. Erickson	2008	482,000	—	996,294	—	—	34,394	5,750	1,518,438
President & CEO	2007	453,500	—	799,264	—	408,016	534,915	13,625	2,209,320
	2006	424,000	—	772,349	—	415,888	—	15,100	1,627,337

Kevin G. Moug	2008	327,750	—	428,563	—	—	117,183	16,550	890,046
Chief Financial	2007	295,000	—	342,945	—	168,798	226,222	16,425	1,049,390
Officer	2006	272,250	—	317,582	—	166,824	163,746	16,300	936,702

Lauris N. Molbert	2008	383,500	—	819,102	—	—	201,524	15,350	1,419,476
Executive Vice	2007	360,500	—	623,334	—	324,274	484,722	15,225	1,808,055
President & COO	2006	341,000	—	548,235	—	330,820	333,687	15,100	1,568,842

George A. Koeck	2008	279,000	—	319,805	—	—	181,040	15,350	795,195
General Counsel &	2007	252,500	—	241,866	—	119,563	296,078	15,225	925,232
Corporate Secretary	2006	241,250	—	193,637	—	121,863	—	15,100	571,850

Charles S. MacFarlane	2008	353,250	86,400	78,535	—	64,800	75,984	8,682	667,651
President, Otter Tail	2007	313,250	119,880	117,453	3,613	59,940	90,789	8,537	713,462
Power Company	2006	250,250	63,500	98,549	10,840	31,750	70,738	8,748	534,375

(1)	In each year Mr. C. MacFarlane’s bonus was based upon his performance measured against certain financial and non-financial key performance indicators and personal goals as discussed in the CD&A and evaluated by Mr. Molbert. Each bonus was awarded at the discretion of Mr. Molbert. Except with respect to Mr. C. MacFarlane, Otter Tail Corporation awards cash bonuses based solely on the achievement of certain performance targets and such bonuses are thus reflected in the Non-Equity Incentive Plan Compensation column of this table.

(2)	The amounts shown represent the expense recognized by Otter Tail Corporation in 2006, 2007 and 2008 determined in accordance with FAS 123R using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation. Because the amounts indicated primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks over a three year period as compared to peers and described in the CD&A, the amount may not represent the value actually received by the executive officers. See CD&A for a more detailed description.

The actual number of Otter Tail Corporation common shares awarded by the Compensation Committee on February 3, 2009 based upon the performance of the Corporation for the period January 1, 2006 through December 31, 2008 and their corresponding value based upon the average of the high and low price of Otter Tail Corporation’s common shares on February 3, 2009 was as follows: Mr. Erickson (11,400 shares, $213,180); Mr. Moug (5,350 shares; $100,045); Mr. Molbert (8,900 shares, $166,430); and Mr. Koeck (3,700 shares, $69,190). The actual number of Otter Tail Corporation restricted common shares that vested on April 8, 2008 and their corresponding value based upon the average of the high and low price of Otter

Tail Corporation’s common shares on April 8, 2008 was as follows: Mr. Erickson (1,625 shares, $57,923); Mr. Moug (675 shares; $24,060); Mr. Molbert (1,350 shares, $48,121); and Mr. Koeck (525 shares, $18,714).

(3)	The amounts shown represent the expense recognized by Otter Tail Corporation in each year determined in accordance with FAS 123R using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2006 and 2007, respectively.

(4)	Non-Equity Incentive Plan Compensation represents awards earned during 2006, 2007 and 2008 for achieving performance goals under the Executive Annual Incentive Plan. In 2008 Otter Tail Corporation exceeded the target performance level for cash flow from operations under the Executive Annual Incentive Plan. The executive officers recommended that no bonuses be awarded for 2008. The Compensation Committee determined the bonuses would not be awarded. The amounts of such bonuses that would have been paid are as follows: Mr. Erickson $116,369, Mr. Moug $50,550, Mr. Molbert $92,620 and Mr. Koeck $35,871. In 2008 Mr. C. MacFarlane achieved the performance goal for utility return on equity. See CD&A for a more detailed description.

(5)	This column represents the change in pension value and was determined utilizing the same assumptions as are described at Note 12 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for each of 2006, 2007 and 2008. In 2006 the actual change in pension value for Mr. Erickson and Mr. Koeck was a reduction in pension value of ($806,956) for Mr. Erickson and ($134,826) for Mr. Koeck.

(6)	Amounts reflected in All Other Compensation for 2008 consists of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2008 as follows: Mr. Erickson, $5,750; Mr. Moug, $5,750; Mr. Molbert, $5,750; Mr. Koeck, $5,750; Mr. C. MacFarlane, $5,750; (ii) a car allowance as follows: Mr. Moug, $10,800; Mr. Molbert, $9,600; Mr. Koeck, $9,600; Mr. Erickson is entitled to a car allowance in the amount of $9,600, but does not take it; and (iii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2008 which was invested in common shares for the account of Mr. C. MacFarlane, $2,932.

Grants of Plan-Based Awards
The following table summarizes the 2008 grants of equity and non-equity awards to the Named Executive Officers.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			No. of	No. of		Fair Value
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			Shares of	Securities	Exercise or Base	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Price of Option	and Option
Name	Grant Date[1]	($)	($)	($)	(#)	(#)	(#)	Units (#)[4]	Options (#)	Awards ($/Sh)	Awards ($)[5]

John D. Erickson	14-April-08 14-April-08	110,555	442,218	884,436	11,150	22,300	44,600	6,800	—	—	1,274,923

Kevin G. Moug	14-April-08 14-April-08	48,023	192,090	384,180	4,700	9,400	18,800	2,900	—	—	538,600

Lauris N. Molbert	14-April-08 14-April-08	87,992	351,969	703,938	9,300	18,600	37,200	5,700	—	—	1,064,387

George A. Koeck	14-April-08 14-April-08	34,080	136,321	272,642	3,550	7,100	14,200	2,200	—	—	407,154

Charles S. MacFarlane	14-April-08 14-April-08	—	216,000	—	—	—	—	3,550	—	—	109,376

(1)	The grant date of all awards is the date of the Board of Directors action in which such award is approved.

(2)	Represents awards granted to Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck under the Executive Annual Incentive Plan. The awards are contingent upon Otter Tail Corporation reaching performance targets in three categories of performance: corporate earnings per share, return on equity and cash flow from operations. Each executive is entitled to receive an award in an amount of 25% to 200% of the target for each category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets the threshold performance level. This plan and targets are more fully described in the CD&A. The amount actually paid in 2008 is reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Represents an incentive award granted to Mr. C. MacFarlane as determined on a basis consistent with the plan described in the CD&A. There are two formula driven measures, utility return on equity and utility return on invested capital. The third measure is individual performance and is based primarily upon performance against key performance indicators as described in the CD&A. This plan and targets are more fully described in the CD&A. The amount actually paid in 2008 is reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck that vest dependent upon the three year total shareholder return as compared to the total shareholder returns for the companies comprising the Edison Electric Institute Index. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock grants to Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck that vest ratably on April 8, 2009, April 8, 2010, April 8, 2011 and April 8, 2012 provided they are employed by Otter Tail Corporation on those dates. The executive officers have voting and dividend rights in the restricted shares. Represents a restricted stock unit grant to Mr. C. MacFarlane received in 2008. The restricted stock units vest into Otter Tail Corporation common shares on April 8, 2012 provided Mr. C. MacFarlane is employed by Otter Tail Power Company on that date. Mr. C. MacFarlane does not have dividend or voting rights for the restricted stock units until they vest.

(5)	The amounts shown represent the expense recognized by Otter Tail Corporation in 2008 determined in accordance with FAS 123R using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report of Otter Tail Corporation for 2008. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if the company meets certain share price benchmarks as compared to peers and described in the CD&A, the amount may not reflect the value actually provided to the executive officers. See CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the total outstanding equity awards as of December 31, 2008 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-end

							Stock Awards
	Option Awards
									Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Value of	Number of	Payout Value
	Securities	Securities	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)[1]	Vested ($)[1]	Vested (#)[2]	Vested ($)[2]
John D. Erickson	20,000			19.75	10-Apr-10
	75,000			26.25	09-Apr-11
						11,675	272,378
								10,600	247,298
								11,150	260,130

Kevin G. Moug						4,925	114,900
								4,450	103,819
								4,700	109,651

Lauris N. Molbert						9,750	227,468
								8,800	205,304
								9,300	216,969

George A. Koeck						3,775	88,071
								3,400	79,322
								3,550	82,822

Charles S. MacFarlane	10,000			29.74	10-Dec-11
	3,000			26.50	12-Apr-14
	3,000			24.93	11-Apr-15
						12,050	281,127

(1)	The unvested shares of restricted stock for Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck vest ratably on April 8, 2009, April 8, 2010, April 8, 2011 and April 8, 2012. The unvested shares of restricted stock for

Mr. C. MacFarlane vest on April 8, 2009. The restricted stock units of Mr. C. MacFarlane vest on April 8, 2010, April 8, 2011, and April 8, 2012.

(2)	The unvested performance shares for Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck are reported at threshold as determined by rule. The actual number of shares paid, which may range from zero to maximum, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2009 and 2010. This typically occurs in February of each year.

Option Exercises and Stock Vested in Last Fiscal Year
The following table provides information on option exercises and stock vested in 2008 related to the Named Executive Officers and the resulting value realized.

Option Exercises & Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized on Exercise	Number of Shares	Value Realized on
Name	on Exercise (#)	($)[1]	Acquired on Vesting (#)	Vesting ($)[1]
John D. Erickson	21,000	360,260	26,000	862,550
Kevin G. Moug	15,000	157,500	12,050	399,553
Lauris N. Molbert	30,000	330,000	20,350	675,318
George A. Koeck	3,400	24,378	8,400	278,670
Charles S. MacFarlane	8,000	85,940	1,500	53,475

(1)	The value realized on the exercise of stock options is the difference between the fair market value of Otter Tail Corporation’s common shares at the time of exercise and the exercise price contained in the award agreement of the stock option. The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is average of the high and low price of Otter Tail Corporation’s common shares on the date of exercise or vesting.

Pension and Supplemental Retirement Plans
The Pension Plan is a tax-qualified defined benefit pension plan. All employees of Otter Tail Corporation, including Otter Tail Power Company employees hired prior to September 1, 2006, are eligible to participate in the Pension Plan. Benefits for Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit shall increase by 1% up to a maximum of 110% of the benefit. For Mr. C. MacFarlane, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. C. MacFarlane is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The plan does not provide for a lump sum distribution. The plan does not contemplate, nor have there been granted, additional years of credited service.

Each of the Named Executive Officers participates in the ESSRP. Participation in the ESSRP is determined by the Board of Directors. Mr. Erickson and Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base salary and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. Molbert and Mr. C. MacFarlane will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15 year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings for Mr. Moug and Mr. Molbert is defined in the same manner as for Mr. Erickson and Mr. Koeck. Final average earnings for Mr. C. MacFarlane is defined as the average of the total cash payments (base salary and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

The executive officers are all vested in their benefits under the ESSRP. Mr. Moug, Mr. Molbert and Mr. Koeck were granted an additional 5, 6.5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates prior to retirement, with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for the Named Executive Officers under the Otter Tail Corporation Pension Plan and ESSRP.

Pension Benefits

				Present Value of
		Number of Years		Accumulated	Payments During
Name	Plan Name	Credited Service (#)		Benefit ($)[1]	Last Fiscal Year ($)
John D. Erickson	Qualified Plan	28.50		533,000	—
	ESSRP	14.00		2,671,199
Kevin G. Moug	Qualified Plan	7.00		122,000	—
	ESSRP	12.00	[2]	999,627
Lauris N. Molbert	Qualified Plan	7.00		140,000	—
	ESSRP	13.50	[3]	2,167,220
George A. Koeck	Qualified Plan	9.33		246,000	—
	ESSRP	12.60	[4]	1,285,075
Charles S. MacFarlane	Qualified Plan	7.08		86,000	—
	ESSRP	7.00		308,992

(1)	The present value of the accumulated benefit is calculated in accordance with FAS 87. See Note 12 to the consolidated financial statements in the 2008 Annual Report of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $512,603.

(3)	Includes 6.5 years of additional credited service which results in an additional accumulated benefit at present value of $1,172,222.

(4)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $355,411.

Non-Qualified Deferred Compensation
The following table presents information on non-qualified deferred compensation for the Named Executive Officers:

Non-Qualified Deferred Compensation1

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals /	Balance at Last
Name	in Last FY ($)[2]	Last FY ($)	Last FY ($)[2]	Distributions ($)	FYE ($)[3]
John D. Erickson	—	—	(143,574)	—	458,619
Kevin G. Moug	22,943	—	7,340	—	192,609
Lauris N. Molbert	18,641	—	(43,996)	—	299,552
George A. Koeck	—	—	—	—	—
Charles S. MacFarlane	111,105	—	(135,565)	—	308,311

(1)	The terms of Otter Tail Corporation’s non-qualified deferred compensation plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control
Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his employment for Good Reason.

Such payments and benefits include: (i) severance pay equal to two times the sum of the executive officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual bonus (for the two years prior to the termination); (ii) two years of continued life, health, and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments due Outside a Change in Control
Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of one of the executive officers for Cause or if one of the executive officers terminates the employment relationship without Good Reason (as defined in the Employment Agreements) that the executive officer shall receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of one of the executive officers for any other reason, or if one of the executive officers terminates the employment relationship for Good Reason, Otter Tail Corporation shall pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer.

The following table presents information regarding potential payments pursuant to the agreements described above and the 1999 Stock Incentive Plan upon termination or change in control for each of the executive officers named below assuming the event took place on December 31, 2008.

Summary of Termination Provisions1

		No Change in Control		Change in Control
	For Cause ($)	Death/Disability ($)	Without Cause($)	($)
John D. Erickson[2]	—	1,014,855	2,402,505	3,158,791
Kevin G. Moug[3]	—	426,939	1,202,439	1,908,060
Lauris N. Molbert[4]	—	844,546	1,948,246	2,835,706
George A. Koeck[5]	—	324,287	946,037	1,469,173
Charles S. MacFarlane[6]	—	—	—	204,531

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2008.

(2)	For Mr. Erickson, Death/Disability consists of performance shares vesting at target in the amount of $1,014,855; Without Cause consists of performance shares vesting at target in the amount of $1,014,855, and severance in the amount of $1,387,650; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,014,855, severance in the amount of $1,830,988, restricted stock vesting in the amount of $272,378, and a health benefit in the amount of $40,570.

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $426,939; Without Cause consists of performance shares vesting at target in the amount of $426,939 and severance in the amount of $775,500; Upon a Change in Control consists of performance shares vesting at target in the amount of $426,939, severance in the amount of $1,020,824, restricted stock vesting in the amount of $114,900, three additional years of credited service under the ESSRP in the amount of $307,561, and a health benefit in the amount of $37,836.

(4)	For Mr. Molbert, Death/Disability consists of performance shares vesting at target in the amount of $844,546; Without Cause consists of performance shares vesting at target in the amount of $844,546, and severance in the amount of $1,103,700; Upon a Change in Control consists of performance shares vesting at target in the amount of $844,546, severance in the amount of $1,456,620, restricted stock vesting in the amount of $227,468, three additional years of credited service under the ESSRP in the amount of $270,513, and a health benefit in the amount of $36,559.

(5)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $324,287; Without Cause consists of performance shares vesting at target in the amount of $324,287, and severance in the amount of $621,750; Upon a Change in Control consists of performance shares vesting at target in the amount of $324,287, severance in the amount of $823,363, restricted stock vesting in the amount of $88,071, three additional years of credited service under the ESSRP in the amount of $195,806, and a health benefit in the amount of $37,647.

(6)	Mr. C. MacFarlane does not have a Change in Control agreement, but he would receive three additional years of credited service under the ESSRP in the event of a change in control in the amount of $204,531.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of five independent Directors (as defined by the NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T. Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

Nathan I. Partain, Chair
Karen M. Bohn
Edward J. McIntyre
Gary J. Spies
James B. Stake

Ratification of Independent Registered
Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2009. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2009. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the annual meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2009.

Fees
Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2008 and 2007 are as follows:

Fees for Professional Services
	2008		2007
Total Audit Fees	$1,320,000	(a)	$1,255,300	(b)

Audit-Related Fees	71,500	(c)	8,000	(d)

Total Audit and Audit-Related Fees	1,391,500		1,263,300

Tax Fees	104,200	(e)	109,144	(f)

Total Fees Paid to Deloitte Entities	$1,495,700		$1,372,444

(a)	2008 audit fees, per engagement letter, of $1,190,000, additional costs above engagement letter of $45,000 and estimated expenses for the 2008 audit of $85,000.

(b)	2007 audit fees, per engagement letter, of $1,135,000, estimated expenses for the 2007 audit of $80,000 and fees related to the adoption of a new accounting standard of $40,300.

(c)	2008 fees of $62,000 related to Otter Tail Corporation’s equity offering completed in September 2008, and $9,500 related to a Form S-3 filing with the SEC.

(d)	2007 fees of $8,000 related to a Form S-3 filing with the SEC.

(e)	Includes fees for tax planning in the amount of $34,490, tax advice in the amount of $52,170, and tax compliance in the amount of $17,540.

(f)	Includes fees for tax planning in the amount of $69,413, tax advice in the amount of $35,996, and tax compliance in the amount of $3,735.

Pre-Approval of Audit/Non-Audit Services Policy
Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s final rule on auditor independence issued January 28, 2003. These services are not to be performed by the independent registered public accounting firm.

During 2007 and 2008, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, and tax fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the directors or executive officers of Otter Tail Corporation, certain shareholders, and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest, and where the amount involved exceeds $120,000. Under the policy, management of Otter Tail Corporation is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com.

Shareholder Proposals for 2010 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal which may properly be acted upon at the 2010 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before November 20, 2009, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2010 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 20, 2010 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the annual meeting, in addition to the items described above. If any other matters properly come before the annual meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

Blank inside back cover

215 South Cascade Street
Box 496
Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200
Box 9156
Fargo, North Dakota 58106-9156

www.ottertail.com

215 South Cascade Street, Fergus Falls, MN 56537 SEE OTHER SIDE This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, and FOR Item 2. P/N Please return upper portion in envelope provided. PLEASE VOTE YOUR PROXY...NOW! Please date and sign the attached proxy and return it promptly. This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your proxy card. OTTER TAIL CORPORATION ANNUAL MEETING OF SHAREHOLDERS Monday, April 20, 2009 XXXX AM ADMISSION TICKET (OVER)

ANNUAL MEETING ADMISSION TICKET Admission ticket for Otter Tail Corporation Annual Meeting of Shareholders, April 20, 2009 at XX:XX a.m. at the Bigwood Event Center, 921 Western Avenue (Highway 210 West and I-94), Fergus Falls, MN. Number of individuals ___Please present this ticket for admittance of shareholder(s) named above. VOTING INSTRUCTIONS You may vote your proxy in one of three ways. Company Number: 664 Number: VOTE BY THE INTERNET — https://secure.ottertail.com/proxy · Use the Internet to vote your proxy 24 hours a day, 7 days a week. • You will be prompted to enter the 3-digit company number and the 6-digit number, which are located in the box to the right. · Internet voting will terminate at 12:00 noon C.D.T., XXXX, 2009. VOTE BY TELEPHONE — 1-888-514-5365 • Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week. • You will be prompted to enter the 3-digit company number and the 6-digit number which are located in the box to the right. • Please note the following options: To vote as the Board of Directors recommends on All proposals: press 1 To vote on each item separately, press 0. You will then hear these instructions: Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, press 0. Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. When asked, you must confirm your vote by pressing 1. • Phone voting will terminate at 12:00 noon C.D.T., XXXX, 2009. VOTE BY MAIL • Mark, sign, and date your proxy card and return it in the postage-paid envelope provided. Do not mail the proxy card if you vote by phone or Internet. Thank you for voting. 3 Please detach here 3 PROXY Solicited on Behalf of the Board of Directors of OTTER TAIL CORPORATION The undersigned hereby appoint ARVID LIEBE and GARY SPIES (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 20, 2009, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2). 1. ELECTION OF DIRECTORS 01) Karen M. Bohn 02) Edward J. McIntyre 03) Joyce Nelson Schuette FOR FOR FOR WITHHOLD WITHHOLD WITHHOLD 2. THE RATIFICATION OF DELOITTE & TOUCHE LLP as our independent registered public accounting firm. FOR AGAINST ABSTAIN 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Dated:___, 2009 Signature Signature, if held jointly Please sign exactly as name appears on other side. When signing as attorney, administrator, trustee, or guardian, please give your full title.